Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (as amended) of our reports dated March 27, 2015 relating to the consolidated financial statements of Dominovas Energy Corporation for the years ended August 31, 2014 and 2013; December 2, 2013 relating to the consolidated financial statements of Western Standard Energy Corp for the years ended August 31, 2013 and 2012; and May 29, 2014 relating to the financial statements of Dominovas Technologies LLC for the years ended August 31, 2013 and 2012; and to the reference to our firm under the caption "Experts" in the related Prospectus of Dominovas Energy Corporation, for the registration of up to 15,000,000 shares of its common stock.

/s/ “DMCL”
DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants
Vancouver, Canada
May 4, 2015